Exhibit 21.1

LIST OF REGISTRANT’S SUBSIDIARIES

Tejas Securities Group Holding Company, a Texas corporation

Tejas Securities Group, Inc., a Texas corporation

TSBGP, LLC., a Texas limited liability company

TI Building Partnership, LP., a Texas limited partnership